                                                               EXHIBIT 99.(H)(5)


                           ADMINISTRATION AGREEMENT


          Agreement dated as of June 1, 1999 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Administrator"), and Holland Series Fund, Inc., a Maryland corporation (the "Company").

          WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.   Appointment of Administrator

          The Company hereby appoints the Administrator to act as administrator with respect to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein for the compensation stated herein.

          The Company offers shares of one series of its common stock and will initially consist of the portfolio (an "Investment Fund") listed in Schedule A to this Agreement. In the event that the Company establishes one or more additional Investment Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Company and its Investment Funds) may be modified with respect to each additional Investment Fund in writing by the Company and the Administrator at the time of the addition of the Investment Fund.

2.   Delivery of Documents

          The Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

          a.   The Company's Articles of Incorporation and by-laws;

          b. The Company's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Company's Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

          c. Certified copies of the resolutions of the Board of Directors of the Company (the "Board") authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

          d. A copy of the investment advisory agreement between the Company and its investment adviser; and

          e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.   Representations and Warranties of the Administrator

          The Administrator represents and warrants to the Company that:

          a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

          b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

          c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

          d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

          e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.   Representations and Warranties of the Company

          The Company represents and warrants to the Administrator that:

          a. It is a corporation, duly organized, existing and in good standing under the laws of State of Maryland

          b. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

          c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

          d.   It is an investment company properly registered under the 1940
               Act;

          e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

          f. No legal or administrative proceedings have been instituted or threatened which would impair the Company's ability to perform its duties and obligations under this Agreement;

          g. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

          h. As of the close of business on the date of this Agreement, the Company is authorized to issue shares of its common stock, par value $0.01 per share, and it will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.

5.   Administration Services

          The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Company and the review and comment by the Company's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator:

          a. Oversee the determination and publication of the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board;

          b. Oversee the maintenance by the Company's custodian of certain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act;

          c. Prepare the Company's federal, state and local income tax returns for review by the Company's independent accountants and filing by the Company's treasurer;

          d. Review calculation, submit for approval by officers of the Company and arrange for payment of the Company's expenses;

          e. Prepare for review and approval by officers of the Company financial information for the Company's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Company shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          f. Prepare for review by an officer of and legal counsel for the Company the Company's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

          g. Prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by the Company's investment adviser, custodian, legal counsel or independent accountants;

          h. Coordinate the reporting and other services of the Independent Accountants and make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

          i. Coordinate the reporting of the Company's distributor and transfer and dividend disbursing agent ("Transfer Agent");

          j. Monitor the performance of the Company's custodian and make such reports and recommendations to the Board concerning the performance and fees of the Company's custodian as the Board may reasonably request or deems appropriate;

          k. Oversee and review calculations of fees paid to the Company's investment adviser, custodian, distributor and Transfer Agent;

          l. Consult with the Company's officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Company;

          m. Respond to, or refer to the Company's officers, distributor or Transfer Agent, shareholder inquiries relating to the Company;

          n. Provide monitoring and periodic testing of portfolios to assist the Company's investment adviser in complying with: Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Company prospectus limitations as may be mutually agreed upon;

          o.   Review and provide assistance on shareholder communications;

          p.   Maintain general corporate calendar;

          q.   Maintain copies of the Company's charter and by-laws;

          r. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Company Performance" (which shall also be subject to review by the Company's legal counsel);

          s.   Organize, attend and prepare minutes of shareholder meetings;

          t. Provide consultation on regulatory matters relating to portfolio management, Company operations and any potential changes in the Company's investment policies, operations or structure; act as liaison to legal counsel to the Company and, where applicable, to legal counsel to the Company's independent Board members;

          u. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

          v. Monitor the Company's compliance program with respect to the Internal Revenue Code, the 1940 Act and the prospectus and develop or assist in developing guidelines and procedures to improve overall compliance by the Company and its various agents;

          w. Counsel and assist the Company in the handling of routine regulatory examinations and work closely with the Company's legal counsel in response to any non-routine regulatory matters;

          x. Collect, review and summarize significant reports from other service providers, prepare monthly administrative report which will include a compliance summary and performance calculations, prepare quarterly financial statements which will include: the Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets and expense and portfolio turnover ratios and review holdings reconciliations between the Company's custodian and fund accounting agent and promptly report any discrepancies to the Company's officers or the Board;

          y. Calculate and disseminate statistical research data to relevant publications and media;

          Subject to review and comment by the Company's legal counsel:

          z. Prepare and file with the SEC amendments to the Company's registration statement, including updating the Prospectus and Statement of Additional Information, where applicable;

          aa. Prepare and file with the SEC proxy statements; provide consultation on proxy solicitation matters;

          bb. Prepare agenda and background materials for Board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at Board meetings;

          cc.  Prepare and file with the SEC Rule 24f-2 notices; and

          dd. Perform Blue Sky services pursuant to the specific instructions of the Company and as detailed in Schedule B to this Agreement.

The Administrator shall, at its own expense, provide the office facilities and, if requested by the Company, facilities within State Street offices for meetings of the Company's board of directors and shareholders and the personnel required by it to perform the services contemplated herein.

6.   Fees; Expenses; Expense Reimbursement

          The Administrator shall receive from the Company such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Company shall reimburse the Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement.

          The Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company's behalf at the Company's request or with the Company's consent.

          The Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Company, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Company's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director or employee of the Company; costs incidental to the preparation, printing and distribution of the Company's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Company's tax returns, Form N-1A or N-2 and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Company's net asset value.

          The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.   Instructions and Advice

          At any time, the Administrator may apply to any officer of the Company for instructions and may consult with outside counsel for the Company or the independent accountants for the Company at the expense of the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.   Limitation of Liability and Indemnification

          The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and that are mutually agreed upon by the Company and the Administrator. Except as otherwise provided under Section 6, the Administrator shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator's liability under this Agreement shall be limited to its total annual compensation earned and fees paid hereunder during the preceding twelve months for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company's compliance with any federal or state tax or securities statute, regulation or ruling.

          The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

          The Company shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

          The Administrator shall give the Company prompt written notice of any claim, demand, action or suit which may give rise to any indemnity obligation under this Section 8 and the Company shall have the right to assume the defense thereof through counsel of its choice by so notifying the Administrator, provided that failure to give prompt notice shall not affect the indemnification obligations of the Company except to the extent that such failure actually prejudices the Company. The Administrator may, at its sole cost and expense, participate in any such defense assumed by the Company. No settlement shall be made by the Company without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed, except a settlement that involves only the payment of damages, includes an unconditional release of the Administrator and non- disclosure agreement.

          The indemnification contained herein shall survive the termination of this Agreement.

9.   Confidentiality

          The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Company or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Company.

10.  Compliance with Governmental Rules and Regulations; Records

          The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it, except to the extent that the Administrator specifically assumes any such obligations to take action under the terms of the Agreement.

          In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.  Services Not Exclusive

          The services of the Administrator to the Company are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

12.  Term, Termination and Amendment

          This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of two years from the effective date and shall automatically continue in full force and effect after such initial term unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the initial term. Either party may terminate this Agreement at any time after the initial term upon at least sixty (60) days' prior written notice to the other party. Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund. Upon termination of this Agreement, the Company shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.  Notices

          Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Company: Holland Series Fund, Inc., c/o Holland & Company, L.L.C., 375 Park Ave. New York, New York 10152, Attn: Michael Holland, fax: 212-486-0744; if to the
Administrator: State Street Bank and Trust Company, 1776 Heritage Drive, AFB-4, North Quincy, Massachusetts 02171, Attn: Fund Administration Legal Department, fax: 617-537-2578.

14.  Non-Assignability

          This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.  Successors

          This Agreement shall be binding on and shall inure to the benefit of the Company and the Administrator and their respective successors and permitted assigns.

16.  Entire Agreement

          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.  Waiver

          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.  Severability

          If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.  Governing Law

          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of New York.

20.  Reproduction of Documents

          This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

               HOLLAND SERIES FUND, INC.
                      /s/ Michael Holland
               By:    ________________________________
               Name:  Michael Holland
                      --------------------------------
               Title: President
                      --------------------------------


               STATE STREET BANK AND TRUST COMPANY

                      /s/ Kathleen Cuocolo
               By:    ________________________________
               Name:  Kathleen C. Cuocolo
                      --------------------------------
               Title: Senior Vice President
                      --------------------------------

ADMINISTRATION AGREEMENT



                                  SCHEDULE A
               Listing of Investment Funds and Authorized Shares


                 Investment Fund                          Authorized Shares
             Holland Balanced Fund                          1,000,000,000

ADMINISTRATION AGREEMENT

                                  SCHEDULE B
                              Notice Filing with
                        State Securities Administrators


At the specific direction of the Company, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Company shares are to be offered or sold pursuant to instructions given to the Administrator by the Company.

The Company shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Company shares to be permitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Company shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Company shares in excess of the number of Company shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Company, and it shall be the Company's responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

     1.   Filing of Company's Initial Notice Filings, as directed by the
          Company;

     2.   Filing of Company's renewals and amendments as required;

     3. Filing of amendments to the Company's registration statement where required;

     4.   Filing Company sales reports where required;

     5. Payment at the expense of the Company of all Company Notice Filing fees;

     6. Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

     7.   Filing of annual reports and proxy statements where required; and

     8. The performance of such additional services as the Administrator and the Company may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction's blue sky law. Any such determination shall be made by the Company or its legal counsel. In connection with the services described herein, the Company shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Company, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

                                   EXHIBIT I

                           LIMITED POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, as of __________________, 1999 that the Holland Series Fund, Inc. with principal offices at __________________ (the "Company") makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the "Administrator") with principal offices at 225 Franklin Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. REGISTRATION OF TRUST SHARES. The power to register shares of the Company in each jurisdiction in which Company shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all Company applications (including, without limitation, applications to register shares), consents (including consents to service of process), reports (including without limitation, all periodic reports), claims for exemption, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the registration of Company shares.

2. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager, or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Company with respect to item 1 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

HOLLAND SERIES FUND, INC.

By:__________________

Name:________________

Title:_______________

                                             [LOGO OF STATE STREET APPEARS HERE]

--------------------------------------------------------------------------------
                           State Street Legal Entity
--------------------------------------------------------------------------------
                           Holland Series Fund, Inc.
                             Holland Balanced Fund
         U.S. Custody, Accounting and Full Administration Fee Schedule

--------------------------------------------------------------------------------
 Custody and Fund Accounting: Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims. Monitor corporate actions. Report portfolio positions. Maintain investment ledgers, provide selected general ledger reports, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily.
--------------------------------------------------------------------------------

Asset Fee
     Fund Net Assets                                               Annual Fees Per Portfolio*
     ---------------                                               --------------------------
     First $100 Million                                            4.0 BP
     Next $100 Million                                             3.0 BP
     Excess                                                        2.0 BP

     Feeders, each/month                                           $1,000
     -------------------
     Classes, each additional/month                                $1,000
     ------------------------------

Transaction Fee
                                                                   Each
                                                                   ----
     SSB repos/Euros                                               $ 7
     Book Entry                                                    $12
     All other                                                     $25
     FX 3/rd/ Party                                                $50

Valuation Fee

     Source:                                                       Monthly Quote Charge
     -------                                                       --------------------------
     Municipal Bonds via Kenny/S&P or Muller Data                  $16
     Corporate, Municipal, Convertible, Government Bonds
       And Adjustable Rate Preferred Stocks via IDSI               $13
     Government, Corporate Bonds via Kenny/S&P or Muller           $11
     Government, Corporate and Convertible Bonds via Merrill
       Lynch                                                       $11
     Foreign Bonds via Extel                                       $10
     Options, Futures and Private Placements                       $ 6
     Listed Equities (including international) and OTC Equities    $ 6

For billing purposes, the monthly quote charge will be based on the number of positions in each portfolio at month end.

                                             [LOGO OF STATE STREET APPEARS HERE]
--------------------------------------------------------------------------------
Administration: Full administration services include legal and board support, treasurer's office support, financial reporting, compliance, tax reporting, and blue sky compliance support.
--------------------------------------------------------------------------------

     Fund Net Assets                                   Annual Fees Per Portfolio
     ---------------                                   -------------------------
     First $100 Million                                10 BP
     Next $100 Million                                 8 BP
     Excess                                            6 BP

     Monthly Minimum                                   $7,000 (1)
     ---------------
     (1) Monthly minimum is reduced to $5,000
     in year 1

     Feeders, each/month                               $2,000
     -------------------
     Classes, each additional/month                    $1,000
     ------------------------------

     First $100 Million                                4.0 BP
     Next $100 Million                                 3.0 BP
     Excess                                            2.0 BP

--------------------------------------------------------------------------------
Special Services:
--------------------------------------------------------------------------------
  Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. These services include, but are not limited to, the following: fees for fund administration activities, self directed securities lending, linkages/feeds with third party lending agents, development of customized reports, financial reporting, and access to State Street systems.

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Out-of-Pocket Expenses:
--------------------------------------------------------------------------------
  A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     .  Communication costs (telephone, lease    .    Third-party internal control
        lines, etc.)                                  review letter
     .  Wire charges ($5.25 in and $5 out)       .    Subcustodian out-of-pocket charges (market
     .  Postage and insurance                         fees, registration fees, stamp duties, etc.)
     .  Courier service                          .    SWIFT charges
     .  Duplicating                              .    17f-5 review
     .  Non-recurring legal fees                 .    Travel and lodging for Board meetings
                                                 if   attendance is required

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Payment:
--------------------------------------------------------------------------------
  The above fees will be charged monthly against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices. This fee schedule is effective upon commencement of operations.

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FUND NAME                            STATE STREET LEGAL ENTITY
By:    __________________________    By:     ________________________
Title: __________________________    Title:  ________________________
Date:  __________________________    Date:   ________________________
--------------------------------------------------------------------------------

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